AMENDED PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the "Agreement"), entered into this 12th day of January 2005, with an Effective Date of December 8, 2004 as set forth in Article 13.13, is made by and among SHELL LANDING DEVELOPMENT, INC., a Mississippi corporation ("Seller"), SHELL LANDING RESIDENCES, LLC, a Mississippi limited liability company ("Purchaser"), and Williams, Heidelberg, Steinberger & McElhaney, P.A., as escrow agent (the "Escrow Agent").

In consideration of the mutual covenants and provisions herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE PROPERTY

1.1 **Purchase and Sale of Property.** Subject to SLD Shareholder Approval as provided in Sections 2.1 and 7.1 below, Seller hereby agrees to sell, assign, and convey to Purchaser, and Purchaser agrees to purchase from Seller, in accordance with and subject to the terms and conditions contained herein, that certain parcel of real property situated in Gautier, Mississippi more particularly described in **Exhibit A** attached hereto (the "Land"), together with all improvements thereon and appurtenances pertaining thereto including rights to develop the Land, any permits, notices, plans, tests, surveys appraisals, and all of Seller's right, title and interest, if any, in and to any easements, licenses, privileges, adjacent streets, roads, alleys or rights of way pertaining to the Land (collectively with the Land, the "Property").

1.2 **Development of the Property.** Purchaser intends to develop the Property into a multi-use residential resort community with commercial and other associated amenities (the "Intended Use").

1.3 **Lot Sales Prior to Closing.** The Property does not include lots previously sold from Phase I of Shell Landing Development ("Phase I") or any platted Phase I lots transferred in bona fide third party sales from the Effective Date through and including the Closing. **Exhibit B** attached hereto is a list of all such lots together with a list of Phase I lots under contract as of November 24, 2004. Seller may continue contracting for the sale of platted Phase I lots previously advertised for sale until the Closing. The proceeds from the sale of any Phase I lots sold and closed prior to the Closing shall be the sole property of the Seller, free of any claim by Purchaser, other than the credit permitted by Section 2.2 below. However, any bona fide contract for sale of platted Phase I lot not closed prior to the Closing shall be assumed by the Purchaser and any escrowed funds held by Seller, Seller's counsel, the counsel for the purchaser of the lot or any other third party shall be held for the benefit of the Purchaser upon Closing. In addition, any non-refundable deposits held or earned by the Seller derived from the purchase of the lots which have not closed prior to Closing shall be credited against the Purchase Price.

ARTICLE II

NONREFUNDABLE PAYMENT, PURCHASE PRICE AND ASSUMPTION OF SELLER'S CONTINUING OBLIGATIONS

2.1 **Nonrefundable Payment.** In consideration of the execution of this Agreement on behalf of Seller and upon approval by Seller's shareholders of this Agreement and the transaction subject hereto as provided in Section 7.1 below, Purchaser agrees to pay to Seller the sum of $200,000.00 (the "Nonrefundable Payment") in immediately available funds contemporaneous within three business days of the execution of the Agreement on behalf of Seller. Upon the execution of this Agreement on behalf of Seller and Purchaser, copies thereof shall be deposited with the Escrow Agent, who shall notify the parties of same. Simultaneously therewith, Purchaser shall cause the Nonrefundable Payment to be wire transferred to Escrow Agent. Upon receipt thereof, the Escrow Agent shall promptly notify the parties of its receipt and shall deliver to the Seller and Purchaser a fully executed copy of this Agreement. If the parties do not timely receive confirmation of SLD Shareholder Approval or timely transfer of the Nonrefundable Payment, this Agreement shall become null and void and the Escrow Agent shall promptly return all documents to the respective parties and/or the Nonrefundable Payment to Purchaser, free of all claims of other parties.

2.2 **Purchase Price.** In addition to the Nonrefundable Payment, Purchaser agrees to pay to Seller at the Closing the sum of Five Million Eight Hundred Thousand Dollars ($5,800,000.00) (the "Purchase Price") subject to standard pro rations for real estate taxes, rents, utilities and other customary pro rations in Gautier, Mississippi. The Purchase Price shall be reduced in the amount of 89% of the gross selling price of platted Phase I lots contracted for after November 24, 2004 and transferred in bona fide third party sales which are closed prior to the Closing as described in Section 1.3 above.

2.3 **Assumption of Seller's Continuing Obligations.** In addition to the payment of the Nonrefundable Payment and the Purchase Price, Purchaser shall assume and agree to timely pay or otherwise discharge or perform all of Seller's contractual and other obligations to third persons in any way related to the Property as set forth on the detailed schedule of obligations attached hereto as Schedule 2.3(a) and defined herein as "Seller's Continuing Obligations", which include obligations for or arising from maintenance of common areas including guardhouse and front entrance at U.S. Highway 90; security; Jack Kerrigan Advertising agreement; utilities, easements, real property covenants including architectural and design guidelines; turtle refuge; Davis Love Enterprises; Shell Landing Golf, LLC (and/or any successor owner of the Shell Landing Golf Course); and such other obligations identified on Schedule 2.3(a).. Seller's Continuing Obligations do not include any obligation owed by Seller to any third party financial institution secured by the Land, or any obligation derived from any lawsuit where the Seller is a party.

ARTICLE III

INSPECTION OF PROPERTY

3.1 **Duration.** Prior to Closing, Purchaser shall have the right, subject to the provisions of Section 3.2, to enter upon, inspect and investigate the Property.

3.2 **Entry and Inspection**. Prior to Closing, Seller shall make the Property available for inspection by Purchaser, its agents and designees, during regular business hours and upon reasonable notice. Purchaser will coordinate all such inspections with Seller to minimize disruptions in Seller's business or the use and enjoyment of Shell Landing Development by its homeowners. Purchaser may, at Purchaser's sole risk and expense, undertake a complete physical inspection of the Property as Purchaser deems appropriate, including but not limited to soil tests and environmental audits; provided, however, that any such inspection does not cause any permanent damage to the Property. Purchaser does hereby indemnify and agree to hold Seller, its officers, directors, agents and representatives harmless from all claims, actions, causes of action, obligations and liabilities (including reasonable attorneys fees) occasioned by the inspection of the Property by Purchaser, its agents and/or representatives.

3.3 **Seller's Cooperation**. Within five (5) calendar days from the Effective Date, if available, Seller shall provide Purchaser and its agents with a copy of the following items, unless noted otherwise:

(a) all preliminary land development plans;

(b) all existing surveys, plats, and appraisals regarding the Property;

(c) all environmental and other reports as well as all soil and other studies and tests regarding the Property;

(d) any notices and permits from any governmental authorities with respect to the Property;

(e) any existing contracts with respect to the Property; and,

(f) any other documentation as reasonably requested by Purchaser.

Seller shall instruct its agents to cooperate with Purchaser and to make available their records with respect to the Property.

ARTICLE IV

GOVERNMENTAL APPROVAL OF INTENDED USE

4.1 **Zoning**. Purchaser acknowledges that:(a) a portion of the Land is included in a planned unit development ("PUD") and the balance of the Land is zoned either commercial or agricultural as reflected on the Plat Map attached as **Exhibit C** hereto; and (b) the Intended Use of the Land is subject to permitting, zoning and/or other requirements of federal, state, local or other governmental authorities. Purchaser shall promptly determine the requirements necessary to obtain approval and permits from each governmental authority having jurisdiction over the Land for its Intended Use, including, as applicable, building permits, sign permits, driveway and curb-cut permits, and drainage and zoning and environmental approvals. Prior to Closing, Seller will cooperate with Purchaser with respect thereto and, if necessary, will execute applications for the permits and approvals and provide information in furtherance thereof.

ARTICLE V

TITLE POLICY

5.1 **Title.** Purchaser shall receive at Seller's expense, within ten (10) days after the Effective Date, a basic abstract of title from a nationally recognized title insurance company, together with copies of all title documents listed as exceptions to title ("Intended Permitted Exceptions"). Purchaser shall promptly obtain a title commitment at its expense. Purchaser shall have twenty (20) days after receipt of the title commitment within which to notify Seller in writing of any defects or objections to the title appearing in said commitment ("Notice to Cure"). Seller shall have twenty (20) days after receipt of Purchaser's Notice to Cure any title objections Seller acknowledges are objections to title or defects so specified, and upon Seller's curing the same, the transaction shall be closed as provided herein. Seller must make its best good faith effort to promptly cure any title defects or acknowledged objections. If Seller fails to remedy said title objections or defects within said period of time or the parties fail to agree upon what should be considered Permitted Exceptions, Purchaser may in its sole discretion either (a) terminate this Agreement; or (b) waive such title objections or defects and consummate the Closing. In the event Purchaser has no objections to the title commitment and the Intended Permitted Exceptions, Purchaser, at its expense, shall have issued an Owner's ALTA Form B title insurance policy from a nationally recognized title insurance company in the total amount of the Purchase Price insuring fee simple marketable title to the Property, subject only to the acknowledged exceptions to title ("Permitted Exceptions").

5.2 **Later Title Exceptions.** In the event that an exception unacceptable to Purchaser is filed of record subsequent to the date of the title commitment and prior to Closing (a "Later Exception"), Seller shall send written notice of such Later Exception to Purchaser. Purchaser shall have the right to postpone the Closing for a period of twenty (20) days in order to give Seller sufficient time to satisfy, release, cure or remove such Later Exception. Upon Seller's cure, removal or bonding off of any such Later Exception, the Closing shall be scheduled upon ten (10) days prior written notice to Purchaser. If Seller is unable, within said period, to cure, remove, bond off or otherwise dispose of any Later Exception, despite its good faith efforts to promptly remedy and cure same, Purchaser may in its sole discretion either (a) terminate this Agreement; (b) waive such objection to the Later Exception and proceed with the Closing; or (c) postpone the Closing for a reasonable time to allow Seller additional time to remedy said Later Exception, and if thereafter Seller is unable to remedy said Later Exception, at that time Purchaser may elect either (a) or (b).

5.3 **No Claim to Nonrefundable Payment.** Cumulative with other provisions contained herein, the Purchaser waives all legal and equitable claims for the return of the Nonrefundable Payment even if Purchaser elects not to proceed with the Closing due to objections or defects in title justifying Purchaser's termination of this Agreement in accordance with this Article V.

ARTICLE VI

SURVEY

6.1 **Survey.** Purchaser may promptly order and obtain at Purchaser's cost a current staked boundary survey of the Property (the "Survey") prepared by a qualified registered Mississippi land

surveyor in accordance with the minimum detail requirements for land title surveys as adopted by the American Land Title Association and American Congress of Surveying and Mapping.

If the Survey shows (i) any encroachments on the Property or that improvements, if any, on the Property encroach on other lands; (ii) that the Property is not contiguous to a publicly dedicated right-of-way; or (iii) any other facts presently unknown to Purchaser that materially adversely affect the value of the Property for its Intended Use, Purchaser shall notify Seller in writing within twenty (20) days after Purchaser's receipt of the Survey specifying such defects. Seller shall have sixty (60) days after receipt of Purchaser's notice to cure such survey defects or objections so specified and upon Seller's curing the same, the transaction shall be closed as provided herein. Seller must make its best good faith efforts to cure any survey defects or objections. If Seller fails to remedy said survey defects or objections within said time period, Purchaser may in its sole discretion either (a) terminate this Agreement; (b) waive such survey defects or objections, and consummate the Closing; or (c) postpone the Closing for a reasonable time to allow Seller additional time to remedy said survey defects or objections, and if thereafter, Seller is still unable to remedy said survey defects or objections, at that time Purchaser may elect either (a) or (b). Cumulative with other provisions contained herein, the Purchaser waives all legal and equitable claims for the return of the Nonrefundable Payment even if Purchaser elects not to proceed with the Closing due to objections or defects in the Survey justifying Purchaser's termination of this Agreement in accordance with this Article VI.

ARTICLE VII

REPRESENTATIONS, WARRANTIES, AND COVENANTS BY SELLER

Seller hereby represents and warrants to Purchaser, which representations and warranties shall be true and shall be deemed to be restated at the Closing, as follows:

7.1 **Authority and Enforceability**. Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Mississippi. The Seller's Board of Directors has approved this Agreement and the transaction subject hereto, has agreed to recommend its approval by the Seller's shareholders, and has authorized the person executing this Agreement on behalf of the Seller to do so. Upon timely confirmation of SLD Shareholder Approval, this Agreement shall be the binding and legal obligation of Seller and enforceable against Seller under the laws of the State of Mississippi except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other law affecting creditors' rights generally or general principles of equity. If SLD Shareholder Approval is not timely confirmed, Section 2.1 above shall apply.

7.2 **Marketable Title**. Seller shall convey and deliver at Closing good and marketable title to the Property to Purchaser by General Warranty Deed, in form and content acceptable to Purchaser, free and clear of all mortgages, liens, encumbrances, leases, tenancies, security interests, covenants, conditions, restrictions, rights-of-way, easements, judgments and other matters affecting title except for the Permitted Exceptions and Seller's Continuing Obligations to be assumed by Purchaser.

7.3 **No Condemnation Pending or Threatened**. To Seller's knowledge, there is no pending or threatened condemnation or similar proceeding affecting the Property or any portion thereof, nor does Seller have knowledge that such action is presently contemplated.

7.4 **Adverse Information**. To Seller's knowledge, there are no changes contemplated in any applicable laws, ordinances or regulations, or any judicial or administrative action, or any action by adjacent landowners, or natural or artificial conditions upon the Property, which would prevent, limit, impede or render more costly, the Intended Use of the Property. Notwithstanding the foregoing, Seller discloses to Purchaser that (1) some of the real property being conveyed herewith has been designated as "Wetlands" pursuant to applicable federal law, and (2) detention tanks are required to be installed at lots 79 and 84 before construction commences thereupon.

7.5 **Compliance With Laws and Contracts**. To Seller's knowledge, Seller has complied with all applicable laws, ordinances, regulations, rules and restrictions pertaining to and affecting the Property. Performance of this Agreement will not result in any breach of or constitute any default under or result in the imposition of, any lien or encumbrance upon the Property under any agreement or other instrument to which Seller is a party or to which Seller or the Property might be bound.

7.6 **Pending Litigation**. To Seller's knowledge, there are no legal actions, suits, or other legal or administrative proceedings including condemnation cases pending or threatened against the Property or Seller except for that certain cause pending in the U.S. District Court for the Southern District of Mississippi, styled *McIntyre Golf Development, Inc. et al, v. Shell Landing Development, Inc.* Civil Action No. 1:03cv897GuRo.

7.7 **No Special Assessments or Obligations for Improvements**. To Seller's knowledge, no portion of the Property is affected by any special assessments or obligations for roads or other improvements.

7.8 **Commitments to Governmental Authority**. To Seller's knowledge, except for the Seller's Continuing Obligations, no commitments have been made to any governmental authority, developer, utility company, school board, church or other religious body or any property owners' association or to any other organization, group or individual relating to the Property which would impose an obligation upon Purchaser or its successors and assigns to make any contribution or dedications of money or land or to construct, install or maintain any improvements of a public or private nature on or off the Property; and there is no requirement that any developer or owner of the Property pay directly or indirectly any special fees or contributions or incur any expenses or obligations in connection with any development of the Property or any part thereof. The provisions of this section shall apply to any regular or non-discriminatory local real estate taxes assessed against the Property.

7.9 **Subsurface Conditions**. To Seller's knowledge, there are no environmental, soil or subsurface conditions located on the Land unknown to Purchaser that would materially impair the use of the Land for the Intended Use.

7.10 **Leases; Contracts**. There are no rights of first refusal to purchase or lease the Property or any portion thereof or other agreements, oral or written, in existence pertaining to the Property, which shall survive Closing.

7.11 **Hazardous Waste**. Neither Seller, nor any affiliate or agent of Seller, has ever caused or permitted any Hazardous Material to be placed, held, located or disposed of on, under or at the Land or any part thereof, and Seller has no knowledge that either the Land or any part thereof has been used as a dump site or storage site, whether permanent or temporary, for any hazardous material. As used herein, the term "Hazardous Material" shall mean any hazardous, toxic or dangerous waste, substance or material defined as such in or for the purposes of the Comprehensive Environmental Response

Compensation and Liability Act of 1980 ("CERCLA"), The Resource Conservation Recovery Act ("RCRA"), the Superfund Amendment Reauthorization Act ("SARA"), any so-called superfund or super-lien law, or any other federal, state or local statute law, ordinance, code, rule, regulation, order, decree, regulating, relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, as now or any time hereafter in effect (the "Environmental Laws").

7.12 **Insolvency.** To Seller's knowledge, there has not been filed by or against Seller or Seller's predecessor in title to the Property a petition in bankruptcy or any other insolvency proceeding, or for the reorganization or appointment of a receiver or trustee, nor has Seller made an assignment for the benefit of creditors, nor filed a petition for arrangement, nor entered into an arrangement with creditors, nor admitted in writing its inability to pay debts as they become due.

7.13 **Violations.** Seller has not received any notices from any association, city, village, state or other governmental authority of building, land use, zoning or health code violations in respect to the Property that have not been corrected.

7.14 **Boundaries.** There is no pending litigation or dispute involving or concerning the location of the boundaries of the Land..

7.15 **Intentionally Omitted.**

7.16 **Seller's Covenants Pending Closing.** Prior to the Closing:

(a) Subject to Article I hereof, Seller shall carry on its business and maintain the Property essentially in the same manner as heretofore conducted, shall not enter into any agreements without the Purchaser's prior written approval, which shall not be unreasonably withheld and shall refrain from disposing of the Property or otherwise entering into any transaction inconsistent with the transactions contemplated by this Agreement.

(b) Seller shall not take any action that would cause any of the representations and warranties herein contained to be inaccurate or untrue in any respect, and Seller agrees to keep Purchaser informed of the occurrence of any event that comes to its attention, which may cause such representations and warranties to be materially inaccurate or untrue.

(c) Seller shall cause to be maintained liability and casualty insurance with respect to the Property and all such policies shall be kept in full force and effect until the Closing.

(d) Seller will not take any action or omit to take any action which action or omission would cause a material breach by it of any material contract, commitment or obligation with respect to the operation of the Property or amend or terminate any such contract, commitment or obligation without the prior written consent of Purchaser.

(e) In the event that there shall be any notices of violations of Environmental Laws or any other laws, ordinances, orders, protective covenants, development order, development standards, requirements or regulations issued subsequent to the date hereof, but prior to the Closing by any federal, state, county, municipal or other governmental or quasi-governmental department, agency or authority relating to the Property, Seller will provide written notice thereof to the Purchaser and Seller will cause the same to be complied with, at Seller's sole cost and expense prior to the Closing, or Seller shall

escrow sufficient funds at Closing or make such other arrangements as may be possible to reasonably satisfy Purchaser of Seller's compliance therewith.

7.17 **Intentionally Omitted.**

ARTICLE VIII

REPRESENTATIONS, WARRANTIES AND COVENANTS BY PURCHASER

8.1 **Authority**. The individual executing this Agreement has full and lawful authority to bind and obligate Purchaser to perform its obligations as herein provided and upon execution hereof, this Agreement shall be the binding and legal obligation of Purchaser and is enforceable against Purchaser under the laws of the State of Mississippi.

8.2 **Enforceability of Agreement**. Upon execution and delivery by Purchaser, this Agreement will be a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other law affecting creditors' rights generally or general principals of equity.

ARTICLE IX

CLOSING

9.1 **Closing**. Unless extended pursuant to Articles V and/or VI hereof, the closing of the transaction subject hereto (the "Closing") shall be held in the offices of Williams, Heidelberg, Steinberger & McElhaney, P.A., 711 Delmas Avenue, Pascagoula, Mississippi (or any other location mutually agreeable to the parties) at 5:00 P.M. on or before ninety (90) days after the Effective Date (the "Closing Date"). Upon written request by Purchaser delivered to Seller before the Closing Date, accompanied by a contemporaneous payment by Purchaser to Seller in the amount of Fifty Thousand Dollars ($50,000.00) (the "Extension Payment") in immediately available funds, Purchaser may delay the Closing until April 7, 2005 ("Extended Closing Date"). Only one-half of the Extension Payment (i.e. $25,000.00) will be credited against the Purchase Price at the Extended Closing Date. Upon a second written request by the Purchaser delivered to the Seller on or before the Extended Closing Date, accompanied by a contemporaneous payment by Purchaser to Seller in the amount of Fifty Thousand Dollars ($50,000.00) (the "Second Extension Payment") in immediately available funds, Purchaser may delay the Closing until May 7, 2005. None of the Second Extension Payment will be credited against the Purchase Price at Closing.

9.2 **Purchaser's Obligations at Closing**. The obligation of Purchaser hereunder to consummate the Closing is subject to (a) the provisions of Articles V, and VI; (b) Seller's timely performance, observance and compliance with all of the covenants required by this Agreement to be performed, observed and complied with by the Seller prior to the Closing; and (c) there being no material breach of any of Seller's representations and warranties contained in this Agreement. Purchaser may waive, in writing, in whole or in part, any of the foregoing conditions, or if the conditions can be satisfied within a reasonable period of time, Purchaser and Seller by mutual agreement may agree to extend the Closing until such conditions are satisfied.

9.3 **Seller's Obligations at Closing**. At Closing, Seller shall deliver or cause to be delivered to Purchaser the following documents:

(a) Warranty Deed executed by Seller conveying the Property to Purchaser;

(b) Affidavit stating either that there have been no improvements made to the Property during the ninety (90) days immediately preceding the Closing pursuant to a contract with Seller or, if there have been any such improvements, that all lienors in connection with such improvements have been paid in full;

(c) Certificate of good standing of Seller from Mississippi Secretary of State;

(d) Resolution of Seller's Board of Directors approving this Agreement and the transaction subject hereto and recommending its approval by Seller's shareholders; resolution of Seller's Shareholders approving this Agreement and the transaction subject hereto; incumbency certificate setting forth those corporate officers authorized to execute binding agreements on behalf of Seller and indicating that Seller is duly authorized to execute all closing documents;

(e) FIRPTA affidavit from Seller;

(f) Affidavit from Seller that all outstanding real property taxes, assessments and deeds of trust secured by the real property shall be paid in full from the proceeds received from Purchaser at Closing.

(g) Such additional documents and instruments as the title company may reasonably require to transfer and insure the title to the Property;

(h) Such other documents or instruments as Purchaser may reasonably request in order to effectuate the transactions contemplated herein.

9.4 **Purchaser's Obligations at Closing**. At Closing, Purchaser shall deliver to Seller the following:

(a) The Purchase Price in accordance with the provisions of Article II;

(b) A copy of Purchaser's company documents, and all amendments thereto, certified as true and complete, as of the Closing, and all other documents deemed necessary by Seller and/or the issuer of title insurance to evidence authorization for the actions to be taken by Purchaser or Purchaser's assignee, as well as the authority of the person signing this Agreement and the closing documents; and

(c) An assumption agreement in form and substance reasonably acceptable to Seller and its counsel pursuant to which Purchaser shall assume Seller's Continuing Obligations.

ARTICLE X

CLOSING COSTS, PRORATIONS OF REVENUES, TAXES AND MISCELLANEOUS EXPENSES

10.1 **Closing Costs**. Purchaser and Seller shall each pay their own attorney's fees. At Closing, Seller shall pay costs to record any curative title documents, any real estate transfer tax and surtaxes levied in connection with the Warranty Deed. Purchaser shall pay the costs of recording the Warranty Deed and any direct costs associated with obtaining the 1st mortgage on the Property and title insurance.

10.2 **Real Property Taxes**. Real property taxes on the Property, and any other taxes associated with the Property shall be prorated as of the date of Closing, and shall be adjusted as the real property tax bill for the period prior to the Closing is defined. Seller shall pay all real estate and personal property taxes for the period ending on the day of Closing and Purchaser shall be responsible for all such taxes after the Closing.

10.3 **Utilities and Revenue Prorations**. The final meter readings on all gas, water, sewer, electric and all other utility services shall be made as of 12:01 A.M. on the day of Closing or as soon thereafter as possible. The Seller shall be responsible for all charges for consumption of utilities and any waste and garbage charges prior to the Closing, and Purchaser shall be responsible for all utility charges and any waste and garbage charges from and after the Closing. All deposits for utility services shall remain the sole property of Seller and Purchaser shall prior to Closing make new security deposit arrangements with the utility companies providing service to the Property.

Any rent received by Seller shall be prorated as of the day of the Closing, with rent payable to Purchaser after the day of Closing. Any uncollected rent due prior to and through the date of Closing shall be credited to Seller on the closing statement.

10.4 **Assessments, Liens and Other Expenses**. All assessments, liens or other expenses that relate to or are associated with the Property and the Closing of the transaction shall be prorated as such assessments, liens or other expenses are customarily prorated in similar transactions in Gautier, Mississippi.

ARTICLE XI

RISK OF LOSS

11.1 **Casualty**. Seller assumes all risk and liability, damage to or injury occurring to the Property by fire, storm, accident or any other casualty or cause until the Closing has been consummated. If the Property or any part thereof, suffers any damage prior to the Closing from fire or other casualty, Purchaser may either (a) terminate this Agreement in which event the parties shall have no further rights and liabilities hereunder except with respect to those matters specifically surviving termination or Closing; (b) require Seller to repair such damage, in which event the time for Closing shall be extended by the length of time reasonably necessary for Seller to complete such repairs; or (c) without repairing such damage, consummate the Closing, in which latter event the proceeds of any insurance covering such damage shall be assigned to Purchaser at Closing. The foregoing provision shall not apply if damage to the Property is caused by the acts of the Purchaser, its agents or representatives.

11.2 **Condemnation**. If, prior to Closing, action is initiated or threatened to take all or any material part of the Property by eminent domain proceedings or by deed in lieu under threat thereof, Purchaser may either (a) terminate this Agreement in which event the parties shall have no further rights or obligations hereunder; (b) consummate the Closing in which event any award received or to be received by Seller from the condemning authority shall be assigned to Purchaser at the Closing; or (c)

postpone the Closing until the condemnation proceedings have been completed, and at that time Purchaser may elect either (a) or (b) above. For purposes of this Section 11.2, a "material part" shall be deemed to mean a taking which (i) changes the current use of the Property, or (ii) physically affects more than fifty percent (50%) of the available square footage of the Property.

11.3 **No Claim to Nonrefundable Payment**. Cumulative with other provisions contained herein, the Purchaser waives all legal and equitable claims for the return of the Nonrefundable Payment even if Purchaser is justified in terminating this Agreement in accordance with this Article XI.

ARTICLE XII

DEFAULT

12.1 **Breach by Seller**. If Seller breaches this Agreement, Purchaser may (a) terminate this Agreement, (b) maintain an action for specific performance, or (c) maintain an action for damages. Cumulative with other provisions contained herein, the Purchaser waives all legal and equitable claims for the return of the Nonrefundable Payment even if Purchaser is justified in terminating this Agreement in accordance with this Section 12.1.

12.2 **Breach by Purchaser.** If Purchaser breaches this Agreement, Seller may (a) terminate this Agreement in which event Seller shall be entitled to retain the Extension Payment, if applicable, as liquidated damages (and not as a penalty), (b) maintain an action for specific performance in which event the Extension Payment will be retained by Seller as part performance of Purchaser's obligations, or (c) maintain an action for damages, in which event the Extension Payment, if applicable, will be retained by Seller as partial satisfaction of any such damages, all of which remedies are cumulative and not exclusive to the fullest extent allowed by law.

ARTICLE XIII

MISCELLANEOUS

13.1 **Notices**. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed received (a) when personally delivered to the party to receive such notice or (b) whether actually received or not, one (1) business day after deposit with a commercial express delivery service, with delivery costs prepaid, or three (3) days after deposit in any post office or mail receptacle regularly maintained by the United States Government, certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

As to Seller: SHELL LANDING DEVELOPMENT INC.
2000 Highway 90
Gautier, MS 39553

As to Purchaser: SHELL LANDING RESIDENCES, LLC
101 N.E. 3rd Avenue, Suite 1220
Ft. Lauderdale, FL 33301

13.2 **Broker**. Each party represents to the other party that neither it nor any of its agents, affiliates, shareholders or partners have dealt with any person or entity that might have a claim for a sales or brokerage commission or finder's fee with respect to the transaction contemplated by this Agreement.

The parties hereto agree that each party will indemnify, hold harmless and defend the other from and against any additional claim for any such commission or fee by any other broker or similar person or entity claiming to have acted through the other party or its agents, affiliates, shareholders, or partners. The provisions of this Section shall survive Closing.

13.3 **Entire Agreement.** This Agreement and the Exhibits hereto embody the entire agreement between the parties relative to the subject matter, and there are no oral or written agreements between the parties, or any representations made by either party relative to the subject matter, which are not expressly set forth herein.

13.4 **Amendment.** Only a written instrument executed by the party or parties to be bound thereby may amend this Agreement.

13.5 **Headings.** The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.

13.6 **Time of the Essence.** TIME IS OF THE ESSENCE OF THIS AGREEMENT. However, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the law of the United States or the State of Mississippi, in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

13.7 **Successors and Assigns.** This Agreement shall bind and inure to the benefit of Seller, Purchaser and their respective successors and assigns. Purchaser may assign Purchaser's rights under this Agreement provided that (a) the assignee expressly assumes all of Purchaser's obligations hereunder and (b) no such assignment shall relieve Purchaser of its obligations hereunder.

13.8 **Invalid Provision.** If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement.

13.9 **Attorneys' Fees.** In the event it becomes necessary for either party hereto to file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages as herein provided, reasonable attorneys', paralegals', or expert witnesses' fees and costs incurred in such suit at trial or on appeal or in connection with any bankruptcy or similar proceedings.

13.10 **Multiple Counterparts.** This Agreement may be executed in a number of identical counterparts, each of which for all purposes is deemed an original, and all of which constitute collectively one (1) agreement, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

13.11 **Non-Merger.** In addition to the specific language of non-merger found in certain sections of this Agreement, any provision hereof which by its terms would be performed after Closing shall survive the Closing and shall not merge in the Closing or in the Warranty Deed, except as specifically provided to the contrary herein.

13.12 **Judicial Interpretation.** Seller and Purchaser agree that this Agreement shall be interpreted according to Mississippi law. Should any of the provisions of this Agreement require judicial interpretation, the Court interpreting or construing the same shall not apply the presumption that the terms thereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agents prepared the same, it being agreed that the agents of all parties have participated in the preparation hereof.

13.13 **Effective Date.** The Effective Date of this Agreement is December 8, 2004..

13.14 **Date For Acceptance of Offer.** If this offer is not executed and delivered to all parties on or before 5:00 P.M. December 10, 2004, this offer will be withdrawn.

13.15 **Facsimile Copy.** A facsimile copy of this Agreement and any signatures hereon shall be considered for all purposes as an original.

13.16 **Tax Deferred Exchange.** If one or more of the parties to this Agreement desires to exchange other property or like kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended, and its accompanying Regulations, for the fee simple title in or proceeds of the Property, then the parties each agree to assist one another in the consummation of such transaction(s), and the parties reserve the right to assign their respective rights (but not obligations) hereunder to a Qualified Intermediary as provided for in IRC Regulation 1.1031 (a)-l(g)(4) on or before the Closing, through written assignment and otherwise as may be necessary to accomplish a Section 1031 Exchange under the Internal Revenue Code, provided the assisting party shall incur no additional expense or liability.

13.17. **Jurisdiction.** Both parties agree that any litigation arising under this Agreement must be filed in a state or federal court of competent jurisdiction in Mississippi.

13.18 **Confidentiality**. Except as otherwise agreed by Seller and Purchaser in writing, the parties agree to maintain the confidentiality of the transaction subject to this Agreement as to all third parties except (1) any corporate boards or shareholders whose approval is necessary to execute and perform this Agreement, (2) any lending institutions or other third parties from whom Purchaser reasonably seeks financing to consummate the transaction subject hereto provided all such third parties first commit to be bound by this Section, (3) any third parties that Purchaser reasonably solicits to invest capital into Purchaser and/or to provide credit enhancement in furtherance of the consummation of the transaction subject hereto provided all such third parties first commit to be bound by this Section, and (4) any attorneys, consultants or other experts whom Seller and/or Purchaser engage in furtherance of the transaction subject hereto provided any such consultants or experts first commit to be bound by the provisions of this Section. Upon the Closing, the Seller and Purchaser shall agree upon a joint press release to be issued in connection therewith. The mutual covenants of confidentiality contained in this Section shall not apply to disclosures made pursuant to subpoena, court order or as otherwise required by law.

13.19 **Rules of Construction**. As used in this Agreement: (a) all financial terms used but not defined in this Agreement shall have the meanings accorded to them under generally accepted accounting principles; (b) unless otherwise specified, all defined terms in the singular and plural shall have comparable meanings when used in the plural and vice-versa; (c) any reference to a "person" shall mean and refer to any individual, partnership, firm, corporation, limited liability company, association, joint venture, trust or other entity, or any governmental or political subdivision or agency department or instrumentality thereof; (d) all pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require; (e) the words "hereof," "herein," "hereunder" and words of similar import shall refer to this Agreement as a whole and not any particular provision of this Agreement; (f) unless included in the phrases "third party" or "third parties", the word "party" or "parties" when used in this Agreement means only those persons or entities who are signatories to this Agreement; (g) the words "include", "includes" and "including" will be deemed to be followed by the phrase "without limitation," whether or not such phrase is included therein; (h) unless otherwise specified in the computation of a period of time from a date to a later specified date, the word "from" means "from and including," and the words "to" and "until" each mean "to but excluding"; (i) any exhibit attached to this Agreement shall be incorporated herein as if fully set forth verbatim; and (j) references to all documents, contracts, agreements or instruments shall include any and all supplements and amendments thereto.

WITNESSED:

SHELL LANDING RESIDENCES, LLC
a Mississippi limited liability company

____

By: _______________________
Michael Fondren, Manager

Dated: January 12, 2005

SHELL LANDING DEVELOPMENT, INC
a Mississippi corporation

By: _______________________
Kenneth O. Smith, President

Dated: January 12, 2005

13.19 **Rules of Construction.** As used in this Agreement: (a) all financial terms used but not defined in this Agreement shall have the meanings accorded to them under generally accepted accounting principles; (b) unless otherwise specified, all defined terms in the singular and plural shall have comparable meanings when used in the plural and vice-versa; (c) any reference to a "person" shall mean and refer to any individual, partnership, firm, corporation, limited liability company, association, joint venture, trust or other entity, or any governmental or political subdivision or agency department or instrumentality thereof; (d) all pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require; (e) the words "hereof," "herein," "hereunder" and words of similar import shall refer to this Agreement as a whole and not any particular provision of this Agreement; (f) unless included in the phrases "third party" or "third parties", the word "party" or "parties" when used in this Agreement means only those persons or entities who are signatories to this Agreement; (g) the words "include", "includes" and "including" will be deemed to be followed by the phrase "without limitation," whether or not such phrase is included therein; (h) unless otherwise specified in the computation of a period of time from a date to a later specified date, the word "from" means "from and including," and the words "to" and "until" each mean "to but excluding"; (i) any exhibit attached to this Agreement shall be incorporated herein as if fully set forth verbatim; and (j) references to all documents, contracts, agreements or instruments shall include any and all supplements and amendments thereto.

WITNESSED:

SHELL LANDING RESIDENCES, LLC
a Mississippi limited liability company

By: ______________________
Michael Fondren, Manager

Dated: January 12, 2005

SHELL LANDING DEVELOPMENT, INC
a Mississippi corporation

By: ______________________
Kenneth O. Smith, President

Dated: January 12, 2005

ESCROW AGENT
WILLIAMS, HEIDELBERG,
STEINBERGER & MCELHANEY, P.A.

By: [signature]
Stephen W. Burrow, Director

Dated: January 12, 2005